EXHIBIT 4.1

CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries

Class 2017-A7 Notes

Issuer Certificate

Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Second Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016, between Citibank Credit Card Issuance Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee (as so further amended and restated, the “Indenture”). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to this Issuer Certificate, there is hereby created a tranche of Notes having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $1,100,000,000 Floating Rate Class 2017-A7 Notes of August 2022 (Legal Maturity Date August 2024) (hereinafter, the “Class 2017-A7 Notes”)

Currency: The Class 2017-A7 Notes will be payable, and denominated, in Dollars.

Denominations: The Class 2017-A7 Notes will be issuable in minimum denominations of $100,000 and multiples of $1,000 in excess of that amount.

Issuance Date: August 8, 2017

Initial Principal Amount: $1,100,000,000

Issue Price: 100%

Interest Rate: The Class 2017-A7 Notes will accrue interest with respect to any interest period at a per annum rate equal to the Class 2017-A7 Note Rate for such interest period, calculated on the basis of the actual number of days in such interest period divided by 360. The “Class 2017-A7 Note Rate” means, with respect to the first interest period, 1.59889% per annum and, with respect to each interest period thereafter, a per annum rate equal to LIBOR for such interest period plus 0.37%.

The Issuer will determine LIBOR for each applicable interest period on the second business day before the beginning of that interest period. For purposes of calculating LIBOR, a business day is any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“LIBOR” means, as of any date of determination, the rate for deposits in U.S. Dollars for the Designated Maturity (commencing on the first day of the relevant interest period) which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such date. If such rate does not appear on the Reuters Screen LIBOR01 Page, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for the Designated Maturity (commencing on the first day of the relevant interest period). The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Issuer, at approximately 11:00 a.m., New York City time, on that day for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity (commencing on the first day of the relevant interest period).

“Reuters Screen LIBOR01 Page” means the display page currently so designated on the Reuters Monitor Money Rates service (or such other page as may replace that page on that service or any successor service for the purpose of displaying comparable rates or prices).

“Designated Maturity” means one month.

“Reference Banks” means four major banks in the London interbank market selected by the Issuer.

Scheduled Interest Payment Dates: The 8th day of each month, beginning September 2017.

Each payment of interest on the Class 2017-A7 Notes will include all interest accrued from and including the preceding Interest Payment Date — or, for the first interest period, from and including the Issuance Date — to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

The first deposit targeted to be made to the Interest Funding sub-Account for the Class 2017-A7 Notes will be on the September 7, 2017 Interest Deposit Date and in an amount equal to $1,514,504.14.

Expected Principal Payment Date: August 8, 2022

Legal Maturity Date: August 8, 2024

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, August 8, 2022, and for each other month, the 8th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes: $65,812,010.00

Required Subordinated Amount of Class C Notes: $87,749,310.00

Controlled Accumulation Amount: $91,666,666.67

Form of Notes: The Class 2017-A7 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2017-A7 Notes: The Issuer may at any time and from time to time issue additional Class 2017-A7 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a)	The Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2017-A7 Notes as a result of the issuance of such additional Class 2017-A7 Notes;

(b)	As of the date of issuance of the additional Class 2017-A7 Notes, all amounts due and owing to the Holders of the then outstanding Class 2017-A7 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2017-A7 Notes;

(c)	The additional Class 2017-A7 Notes will be fungible with the original Class 2017-A7 Notes for federal income tax purposes;

(d)	If Holders of the then outstanding Class 2017-A7 Notes have the benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2017-A7 Notes; and

(e)	The ratio of the Controlled Accumulation Amount to the Initial Dollar Principal Amount of the Class 2017-A7 Notes, including the additional Class 2017-A7 Notes, will be equal to the ratio of the Controlled Accumulation Amount (before giving effect to the additional issuance) to the Initial Dollar Principal Amount of the Class 2017-A7 Notes, excluding the additional Class 2017-A7 Notes.

As of the date of issuance of additional Class 2017-A7 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2017-A7 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2017-A7 Notes.

Any outstanding Class 2017-A7 Notes and any additional Class 2017-A7 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 “Clean-Up Call”: None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

Business Day: means any day other than (a) a Saturday or Sunday or (b) any other day on which national banking associations or state banking institutions in New York, New York or South Dakota, or any other state in which the principal executive offices of any Additional Seller are located, are authorized or obligated by law, executive order or governmental decree to be closed.

Securities Exchange Listing: None

The Class 2017-A7 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By	Citibank, N.A.,
as Managing Beneficiary

/s/ Douglas C. Morrison
Douglas C. Morrison
Vice President

Dated: August 8, 2017

Citiseries

Class 2017-A7 Notes

Reference is made to the resolutions adopted by the Board of Directors of Citibank, N.A. on January 25, 2017. The resolutions authorize Citibank, N.A. from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes, bonds or other securities representing ownership interests in, or backed or secured by, pools of credit card receivables or interests therein (the “Receivables”) in an aggregate principal amount such that up to $45,000,000,000 of such certificates, commercial paper, notes, bonds or other securities are outstanding at any one time and to sell, transfer, convey, assign or pledge or grant a security interest in all or any portion of its Receivables to Citibank Credit Card Master Trust I, Citibank Omni Trust or any direct or indirect subsidiaries of Citibank, N.A., affiliates of Citigroup Inc., additional trusts or other entities or trustees in connection therewith on such terms as to be determined by the Citibank, N.A. Securitization Pricing and Loan Committee (the “Pricing and Loan Committee”).

The undersigned, a duly authorized member of the Pricing and Loan Committee, on behalf of such Pricing and Loan Committee, does hereby certify that the preceding Issuer Certificate, the terms of the tranche of Notes set forth in and to be created by the Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to this tranche of Notes have been approved by the Pricing and Loan Committee:

Issue Price: 100%

Underwriting Commission: 0.275%

Proceeds to Issuer: 99.725%

Representative of the Underwriters: Citigroup Global Markets Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank, N.A.

/s/ Douglas C. Morrison
Douglas C. Morrison
Member of the Securitization Pricing and Loan Committee
Citibank, N.A.

Dated: August 8, 2017

Exhibit A

FORM OF

CITISERIES

FLOATING RATE CLASS 2017-A7 NOTES OF AUGUST 2022

(Legal Maturity Date August 2024)

$[ ],000,000	REGISTERED
CUSIP No. 17305E GF6	No. R-[1][2][3]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

FLOATING RATE CLASS 2017-A7 NOTES OF AUGUST 2022

(Legal Maturity Date August 2024)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of [ ] HUNDRED MILLION DOLLARS ($[ ],000,000). The Expected Principal Payment Date for this Note is August 8, 2022. The Legal Maturity Date for this Note is August 8, 2024.

The Issuer hereby promises to pay interest on this Note on the 8th day of each month, beginning September 2017, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the outstanding principal amount of this Note for each interest period in an amount equal to the product of (i) the actual number of days in such interest period divided by 360, (ii) a rate per annum equal to the Class 2017-A7 Note Rate for such interest period, and (iii) the outstanding principal amount of this Note as of the preceding Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, with respect to the first Interest Payment Date, the initial principal amount of this Note. The Class 2017-A7 Note Rate will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries, Class 2017-A7 Notes issued pursuant to the Second Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016 (as so further amended and restated and otherwise modified from time to time, the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as Trustee. For purposes of this Note, the term “Indenture” includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2017-A7 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By:	CITIBANK, N.A.,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By:
Douglas C. Morrison
Vice President

Dated: August 8, 2017

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee under the Indenture

By:
Authorized Signatory

Dated: August 8, 2017

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2017-A7 Notes of August 2022 (Legal Maturity Date August 2024) (herein called the “Notes”), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, Citibank, N.A., the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, in each case other than Citibank, N.A. as Holder or owner, agrees that this Note is intended to be debt of Citibank, N.A. for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints                                                      , attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:	*
Signature Guaranteed:

*	NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.